Exhibit 23.1

Pinaki & Associates LLC

Certified Public Accountants

625 Barksdale Rd., Ste# 113

Newark, DE  19711

   Phone: 408-896-4405 | pmohapatra@pinakiassociates.com

To The Board of Directors

Koldeck Inc

800 North Rainbow Blvd. Ste. 208,

Las Vegas, NV 89107

As independent registered public accountants, we hereby consent to the use of our report dated May 18, 2016 with respect to the financial statements of Koldeck Inc, in its registration statement on Form S-1 relating to the registration of 10,000,000 shares of common stock. We also consent to the reference of our firm under the caption "interests of name experts and counsel" in the registration statement.

s/d

Pinaki & Associates, LLC

Newark, DE

October 12, 2016